Exhibit 99.1

FOR IMMEDIATE RELEASE

BED BATH & BEYOND INC. REPORTS NET EARNINGS

FOR FISCAL FIRST QUARTER

•                  Net Earnings for Quarter Increase to $.38 per Share;

•                  Quarterly Net Sales Increase by 11.3%;

•                  Quarterly Comparable Store Sales Increase by 1.6%

UNION, New Jersey, June 27, 2007 — Bed Bath & Beyond Inc. today reported net earnings of $.38 per diluted share in the fiscal first quarter ended June 2, 2007.  In the fiscal first quarter of 2006 the Company reported net earnings of $.35 per diluted share.  Net sales for the fiscal first quarter of 2007 were approximately $1.553 billion, an increase of approximately 11.3% from net sales of $1.396 billion reported in the fiscal first quarter of 2006.  Comparable store sales for the fiscal first quarter of 2007 increased by approximately 1.6%, on top of an increase of approximately 4.9% in last year’s fiscal first quarter.

As of June 2, 2007, the Company operated a total of 903 stores, including 821 Bed Bath & Beyond stores (6 of which were opened during the fiscal first quarter), in 48 states, the District of Columbia and Puerto Rico.  In addition, as of that date, Christmas Tree Shops operated 35 stores in 9 states (one of which was opened during the fiscal first quarter), buybuy BABY operated 8 stores in 4 states, and Harmon Stores operated 39 stores in 3 states.  Consolidated store space as of June 2, 2007 was approximately 28.3 million square feet.  Since the beginning of the fiscal second quarter on June 3, 2007, 2 additional Bed Bath & Beyond stores have opened.

Steven H. Temares, Chief Executive Officer and Member of the Board of Directors of Bed Bath & Beyond Inc. stated, “While we continue to see that the overall retailing environment, especially sales of merchandise related to the home, is challenging, we have taken a long-term approach to our business and work to continue to distance ourselves from our competitors by remaining focused on being our customers’ first choice for the products we offer, domestically, interactively, and over the long-term, internationally.  Consistent with this, we were very pleased to have recently executed a lease for our first international store, located in Richmond Hill, Ontario, north of Toronto.”

Also during the fiscal first quarter of 2007, the Company repurchased approximately 7.0 million shares of its common stock for an aggregate price of approximately $287 million.  At the end of the fiscal first quarter, the Company had repurchased approximately 14.5 million shares for an aggregate price of approximately $587 million under the $1 billion share repurchase program authorized in December 2006.

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Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is a nationwide chain of retail stores, operating under the names of Bed Bath & Beyond, Christmas Tree Shops, Harmon and buybuy BABY.  The Company sells a wide assortment of merchandise principally including domestics merchandise and home furnishings as well as food, giftware, health and beauty care items and infant and toddler merchandise.    Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard & Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index.  The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, estimate, assume, continue, project, plan and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors that may be outside the Company’s control.  Such factors include, without limitation: changes in the retailing environment and consumer preferences and spending habits; demographics and other macro-economic factors that may impact the level of spending for the types of merchandise sold by the Company; general economic conditions; unusual weather patterns; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs to support the Company’s expansion program; and matters arising out of or related to the Company’s stock option grants and procedures and related matters, including the outcome of the informal inquiry commenced by the SEC, the possibility that the SEC may not agree with all of the special committee’s findings and recommendations and may require additional or different remediation, any other proceedings which may be brought against the Company by the SEC or other governmental agencies, any matters arising out of the inquiry commenced by the US Attorney for the District of New Jersey relating to the Company’s stock option grants, any tax implications relating to the Company’s stock option grants, the outcome of the shareholder derivative actions filed against certain of the Company’s officers and directors, and the possibility of other private litigation relating to such stock option grants and related matters.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS (at 908/688-0888):

Ronald Curwin                                                                                                              Ext:  4550

Kenneth C. Frankel                                                                                    Ext:  4554

Lisa S. Kaplowitz                                                                                                  Ext:  4083

Paula J. Marbach                                                                                                 Ext:  4552

(Tables Follow)

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	June 2,	May 27,
	2007	2006
Net sales	$1,553,293	$1,395,963
Cost of sales	907,184	805,865
Gross profit	646,109	590,098
Selling, general and administrative expenses	491,718	441,348
Operating profit	154,391	148,750
Interest income	9,890	9,659
Earnings before provision for income taxes	164,281	158,409
Provision for income taxes	59,634	57,978
Net earnings	$104,647	$100,431
Net earnings per share — Basic	$0.38	$0.36
Net earnings per share — Diluted	$0.38	$0.35
Weighted average shares outstanding — Basic	273,564	280,202
Weighted average shares outstanding — Diluted	278,249	285,153

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, unaudited)

	June 2,	May 27,
	2007	2006 (1)
Assets
Current assets:
Cash and cash equivalents	$183,131	$87,795
Short term investment securities	512,022	554,472
Merchandise inventories	1,558,478	1,391,048
Other current assets	274,795	135,302
Total current assets	2,528,426	2,168,617
Long term investment securities	74,937	413,424
Property and equipment, net	954,620	765,101
Other assets	310,657	201,628
	$3,868,640	$3,548,770
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$608,982	$551,244
Accrued expenses and other current liabilities	244,612	240,584
Merchandise credit and gift card liabilities	151,547	120,043
Income taxes payable	192,331	133,437
Total current liabilities	1,197,472	1,045,308
Deferred rent and other liabilities	170,203	153,315
Total liabilities	1,367,675	1,198,623
Total shareholders’ equity	2,500,965	2,350,147
	$3,868,640	$3,548,770

(1)             Restated for the implementation of Staff Accounting Bulletin No. 108.

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands, unaudited)

	Three Months Ended
	June 2,	May 27,
	2007	2006
Cash Flows from Operating Activities:
Net earnings	$104,647	$100,431
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	37,339	30,775
Amortization of bond premium	671	1,037
Stock-based compensation	10,022	12,977
Excess tax benefit from stock-based compensation	545	1,204
Deferred income taxes	(15,551)	(10,425)
(Increase) decrease in assets, net of effect of acquisition:
Merchandise inventories	(38,169)	(89,328)
Trading investment securities	(1,418)	(754)
Other current assets	(26,782)	(14,503)
Other assets	13	(6)
Increase (decrease) in liabilities, net of effect of acquisition:
Accounts payable	12,180	38,419
Accrued expenses and other current liabilities	(2,736)	(8,555)
Merchandise credit and gift card liabilities	4,270	6,529
Income taxes payable	28,913	6,660
Deferred rent and other liabilities	3,674	7,583
Net cash provided by operating activities	117,618	82,044
Cash Flows from Investing Activities:
Purchase of held-to-maturity investment securities	—	(97,194)
Redemption of held-to-maturity investment securities	94,665	55,715
Purchase of available-for-sale investment securities	(315,780)	(396,175)
Redemption of available-for-sale investment securities	512,475	267,450
Capital expenditures	(76,523)	(78,722)
Payment for acquisition, net of cash acquired	(85,893)	—
Net cash provided by (used in) investing activities	128,944	(248,926)
Cash Flows from Financing Activities:
Proceeds from exercise of stock options	9,720	6,229
Excess tax benefit from stock-based compensation	2,683	1,508
Repurchase of common stock, including fees	(289,215)	(757)
Net cash (used in) provided by financing activities	(276,812)	6,980
Net decrease in cash and cash equivalents	(30,250)	(159,902)
Cash and cash equivalents:
Beginning of period	213,381	247,697
End of period	$183,131	$87,795